INVESTMENT ACCOUNTING AGREEMENT


      This agreement made and effective as of this 31st day of December, 1994, by and among THE PRUDENTIAL SERIES FUND INC., a Maryland corporation, and PRUDENTIAL'S GIBRALTAR FUND, a Delaware corporation, each having its principal place of business at 213 Washington Street, Newark, New Jersey, 07102 (each a "Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC").

      WHEREAS, each Fund is registered as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, IFTC performs certain investment accounting and recordkeeping service on a computerized accounting system (the "Portfolio Accounting System") which is suitable for maintaining certain accounting records of the portfolios of the Funds; and

      WHEREAS, each Fund desires to appoint IFTC as investment accounting and recordkeeping agent for its portfolios as listed on Schedule I hereto, as it may be amended from time to time ("Portfolios"), and IFTC is willing to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment of Recordkeeping Agent. Each Fund hereby constitutes and appoints IFTC as investment accounting and recordkeeping agent for the Portfolios of such Fund to perform accounting and recordkeeping functions related to portfolio transactions required of such Fund under Rule 31a of the 1940 Act and to calculate the net asset value of the Portfolios.

2. Representatives and Warranties of Fund. Each Fund hereby represents, warrants and acknowledges to IFTC:


      A. That it is a corporation duly organized and existing and in good standing under the laws of its state of organization as set forth above, and that it is registered under the 1940 Act;

      B. That it has the requisite power and authority under applicable law, its charter or declaration of trust and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint IFTC as investment accounting and recordkeeping agent for its Portfolios; that this Agreement has been duly executed and delivered by it; and that this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

      C. That it has determined to its satisfaction that the Portfolio Accounting System is appropriate and suitable for its needs.


3. Representations and Warranties of IFTC. IFTC hereby represents, warrants and acknowledges to the Funds:

      A That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri;

      B That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by IFTC; and that this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms; and

      C That the accounts and records maintained and preserved by IFTC shall be the property of the applicable Fund and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by the applicable Fund in writing.

4. Duties and Responsibilities of the Funds.

      A. Each Fund shall turn over to IFTC all of each of its Portfolio's accounts and records previously maintained which IFTC needs in order to fully and properly perform its duties hereunder.

      B. Each Fund shall provide to IFTC the information necessary to perform IFTC's duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which IFTC prices the Portfolios' securities and foreign currency holdings.

      C. Each Fund shall furnish IFTC with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities of such Fund when such information is not readily available from generally accepted securities industry services or publications.

      D. Each Fund shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and such Fund. The initial compensation schedule is attached as Exhibit A. Each Fund shall also reimburse IFTC within 30 days for all reasonable out-of-pocket disbursements, costs and expenses reasonably incurred by IFTC in connection with services performed for such Fund pursuant to this Agreement.

      E. Each Fund shall notify IFTC of any changes in statutes rules, regulations, requirements, or policies which may necessitate changes in IFTC's responsibilities or procedures as they relate to such Fund.

      F. Each Fund shall provide to IFTC, as conclusive proof of any fact or matter which may reasonably be ascertained from such Fund, a certificate signed by such Fund's president or other officer, or other authorized individual, as requested by IFTC. Each Funds shall also provide to IFTC instructions with respect to any matter concerning this Agreement requested by IFTC. As to each Fund, IFTC may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of such Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from such Fund.

      G. Each Fund shall preserve the confidentiality of the Portfolio Accounting System and prevent its disclosure, except as required by law, to other than its own employees who reasonably have a need to know in connection with the use of the Portfolio Accounting System contemplated hereunder, and each Fund shall take appropriate action to protect the rights of IFTC and IFTC's licensor in the Portfolio Accounting System. IFTC's licensor is intended to be and shall be a third party beneficiary of the Fund's obligations and undertakings contained in this paragraph.

5. Duties and Responsibilities of IFTC.

      A. IFTC shall calculate each Portfolio's net asset value, in accordance with the applicable Fund's prospectus. IFTC will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by the applicable Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with such Fund's instructions.

      B. IFTC shall prepare and maintain, with the direction and as interpreted by the applicable Fund or such Fund's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Portfolio's net asset value, and such other accounts and records as may be agreed upon by the parties in writing, and shall preserve such records such records in the manner and for the periods required by law or such longer period as the parties may agree upon in writing. Each Fund shall advise IFTC in writing of all application record retention requirements, other than those set forth in the 1940 Act.

      C. IFTC shall make available to each Fund for inspection or reproduction within a reasonable time, upon demand, all accounts and records of such Fund maintained and preserved by IFTC.

      D. IFTC shall be entitled to rely conclusively on the completeness and corrections of any and all accounts and records turned over to it by either Fund.

      E. IFTC shall assist each Fund's independent accountants or any regulatory body in any requested review of such Fund's accounts and records maintained by IFTC, provide that written instructions to do so are furnished to IFTC by the applicable Fund or by the treasurer, the comptroller, any assistant treasurer or any assistant comptroller of The Prudential Insurance Company of America. IFTC shall be reimbursed by the applicable Fund of all reasonable expenses and employee time invested in any such review outside of routine and normal periodic reviews.

      F. Upon receipt from either Fund of any necessary information or instructions, IFTC shall provide information from the books and records it maintains for such Fund that such Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as such Fund and IFTC shall agree upon from time to time.

      G. Additional series or portfolios of each Fund may be added to this Agreement provided that IFTC consents to such addition. Rates or charges for each additional series or portfolio shall be as agreed upon by IFTC and the applicable Fund in writing.

      H. IFTC shall not have any responsibility hereunder to either Fund, either Fund's shareowners or any other person or entity for moneys or securities of either Fund, whether held by either Fund or custodians of either Fund.

      I. IFTC agrees that, except as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to the Funds and will not disclose the same to any person except at the request or with the consent of the applicable Fund.

      J. IFTC may not, except with express written consent of the Funds in each instance, use the name of either Fund or The Prudential Insurance Company of America or any other Prudential subsidiary or affiliate in advertising, publicity or similar materials distributed to existing or prospective clients.

      K. IFTC shall continuously maintain adequate insurance coverage appropriate for its duties and responsibilities under this Agreement.


6.I. Indemnification. IFTC shall not be responsible or liable for, and each Fund shall indemnify and hold IFTC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by IFTC or for which it may be liable, arising out of or attributable to:

      A. IFTC's action or omission to act pursuant hereto, except for any loss or damage arising from IFTC's failure to perform its obligations hereunder and/or any negligent act or willful misconduct of IFTC.

      B. IFTC's payment of money as requested by either Fund, or the taking of any action which might make IFTC liable for payment of money; provided, however, that IFTC shall not be obligated to expend its own moneys or to take any such action except in IFTC's sole discretion.

      C. IFTC's good faith reliance upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

      D. IFTC's good faith reliance on the advice or opinion of counsel for either Fund (which will be obtained at the Fund's expense) or its own counsel (which will be obtained at IFTC's own expense), or on the instructions, advice, and statements or either Fund, either Fund's accountants and officers or other authorized individuals, and other believed by it in good faith to be expert in matters upon which they are consulted.

      E. The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into:

            (1) The validity of the issue of any securities purchased by or for either Fund, or the legality of the purchase thereof, or the propriety of the purchase price;

            (2) The legality of the sale of any securities by or for either Fund, or the propriety of the sale price;

            (3) The legality of the issue, sale or purchase of any shares of either Fund, or the sufficiency of the purchase or sale price; or

            (4) The legality of the declaration of any dividend by either Fund, or the legality of the issue of any shares of either Fund in payment of any stock dividend.

      F. Any error, omission, inaccuracy or other deficiency in either Fund's accounts and records or other information provided by or on behalf of such Fund to IFTC, or the failure of either Fund to provide, or provide in a timely manner, any accounts, records, or information needed by IFTC to perform its functions hereunder.

      G. Either Fund's refusal or failure to comply with terms of this Agreement (including without limitation either Fund's failure to pay or reimburse IFTC under this indemnification provision), either Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Funds hereunder to be and remain true and correct in all respects at all times.

      H. Any defect in, failure of performance of or unavailability of any computer system or application provided to IFTC by The Prudential Insurance Company of America or any error, omission, inaccuracy or other deficiency in the information thereby supplied to IFTC.

6.II Notwithstanding anything herein to the contrary, as between the parties IFTC shall not be liable for consequential, special or punitive damages in any event other than cases of IFTC's willful misconduct.

7. Force Majeure. IFTC shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrections.

8. Procedures. IFTC and each Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved or directed by a Fund or its accountants or other advisors does not conflict with or violate any requirement of such Fund's prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which such Fund may be bound.

9. Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either or both Funds or by IFTC by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement as to each Fund affected thereby:

      A. Shall Fund pay to IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date, except to the extent such fees, compensation, disbursements, costs and expenses are being disputed by the Fund in good faith.

      B. Such Fund shall designate a successor (which may be such Fund) by notice in writing to IFTC on or before the termination date.

      C. IFTC shall deliver to the successor, or if none has been designated, to such Fund, at IFTC's office, all records, funds and other properties of such Fund deposited with or held by IFTC hereunder. In the event that neither a successor nor such Fund takes delivery of all records, funds and other properties of such Fund by the termination date, IFTC's sole obligation with respect thereto from the termination date until delivery to a successor or such Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and IFTC shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10. Notices. Notices, requests, instructions and other writings addressed to either Fund at 1111 Durham Avenue, South Plainfield, New Jersey, 07080-2398, Attn: Steve Tooley, or at such address as either Fund many have designated to IFTC in writing, shall be deemed to have been properly give to such Fund hereunder; and notices, requests, instructions and other writings addressed to IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, Attn: Allen Strain, or to such other address as it may have designated to the Funds in writing, shall be deemed to have been properly given to IFTC hereunder.

11. Limitation of Fund and Portfolio Liability. Both Funds and each Portfolio shall be regarded for all purposes hereunder as a separate party apart from the other Fund and each other Portfolio, respectively. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to a Fund shall be deemed to relate solely to the particular Fund and the particular Portfolio thereof to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to one Fund or a particular Portfolio constitute a right, obligation or remedy applicable to the other Fund or any other Portfolio, respectively. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds or any Portfolios for any reason.

12.   Miscellaneous.

      A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, without reference to the choice of laws principles thereof.

      B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      C. The representations and warranties, the indemnification extended hereunder, and the provisions of Section 4.G are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

      D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

      E. The failure of any party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in written instrument signed by the party sought to be charged.

      F. The captions in this Agreement are included for convenience of reference only an in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      G. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      H. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered serverable and not affected, and rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      I. This Agreement may not be assigned by any party without the prior written consent of the others.

      J. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Funds or either of them and IFTC.

      K. It is understood and agreed that IFTC will perform the services hereunder as an independent contractor, and that during the performance of the services, IFTC's employees will not be considered employees of either Fund or The Prudential Insurance Company of America within the meaning or the application of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, workers' compensation insurance, industrial accident, labor or taxes of any kind.

      L. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

                        INVESTORS FIDUCIARY TRUST COMPANY

                        By: ALLEN R. STRAIN
                          --------------------------------
                          Title: Exec. VP


                        THE PRUDENTIAL SERIES FUND, INC.

                        By: STEPHEN P. TOOLEY
                          --------------------------------
                          Title: Comptroller


                        PRUDENTIAL'S GIBRALTAR FUND

                        By: STEPHEN P. TOOLEY
                          --------------------------------
                          Title: Comptroller

                                   SCHEDULE I


FUND                              PORTFOLIO
----                              ---------


The Prudential Series Fund, Inc.  Money Market Portfolio
                                  Bond Portfolio
                                  Common Stock Portfolio
                                  Aggressively Managed Flexible Portfolio
                                  Conservatively Managed Flexible Portfolio
                                  Zero Coupon Bond 1995 Portfolio
                                  Zero Coupon Bond 2000 Portfolio
                                  High Yield Bond Portfolio
                                  Stock Index Portfolio
                                  High Dividend Stock Portfolio
                                  Natural Resources Portfolio
                                  Government Securities Portfolio
                                  Zero Coupon Bond 20005 Portfolio
                                  Growth Stock Portfolio
                                  Small Capitalization Stock Portfolio

Prudential's Gibraltar Fund       Prudential's Gibraltar Fund